CFO Commentary on Fourth Quarter and Fiscal Year 2014 Results

Q4 FY 2014 Summary

GAAP Quarterly Financial Comparison
(in millions except earnings per share)	Q4 FY14	Q3 FY14	Q4 FY13	Q/Q	Y/Y
Revenue	$1,144	$1,054	$1,107	up 9%	up 3%
Gross margin	54.1%	55.4%	52.9%	down 130 bps	up 120 bps
Operating expenses	$452	$443	$402	up 2%	up 13%
Net income	$147	$119	$174	up 24%	down 16%
Earnings per share	$0.25	$0.20	$0.28	up 25%	down 11%

Non-GAAP Quarterly Financial Comparison
(in millions except earnings per share)	Q4 FY14	Q3 FY14	Q4 FY13	Q/Q	Y/Y
Revenue	$1,144	$1,054	$1,107	up 9%	up 3%
Gross margin	53.8%	55.7%	53.2%	down 190 bps	up 60 bps
Operating expenses	$408	$405	$360	up 1%	up 13%
Net income	$187	$154	$215	up 22%	down 13%
Earnings per share	$0.32	$0.26	$0.35	up 23%	down 9%

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q4 FY14	Q3 FY14	Q4 FY13	Q/Q	Y/Y
GPU	$947	$877	$833	up 8%	up 14%
Tegra Processor	131	111	208	up 18%	down 37%
Other	66	66	66	-------	-------
Total	$1,144	$1,054	$1,107	up 9%	up 3%

Revenue for the fourth quarter of fiscal 2014 was up both sequentially and year over year.  Our sequential growth reflected strength in our GeForce® GTX™ desktop and notebook GPU sales, and Tegra 4 for mobile devices.  Year-over-year growth was driven by GeForce GTX desktop GPU sales, Quadro for workstations, Tesla for high performance computing, and Tegra 4 for automobile infotainment systems.

The GPU business sequentially grew to $947 million, up $70 million or 8 percent, and was up $114 million or 14 percent year over year. The sequential increase stemmed from desktop and notebook GPUs, driven by demand for high-end GeForce GPUs for gaming. In desktop, sales were fueled by strong sales of gaming GPUs on our Kepler™ platform. Revenue from notebook GPUs increased on the strength of our Kepler GPUs on the Ivy Bridge architecture. Quadro revenue decreased from the prior quarter following a strong initial quarter of our new Quadro Kepler GPUs. Tesla for high performance computing was down sequentially due to the timing of large-scale installations.

The year-on-year increase in our GPU business reflected nearly 50% growth in our GeForce GTX GPU sales, helped by strength in the gaming segment. Our notebook GPUs declined slightly, in line with the overall market decline for notebooks. Quadro and Tesla revenue was also up, as our run-rate business continued to increase.

The Tegra Processor business grew sequentially led by increased volumes for Tegra 4 mobile devices and embedded systems. The year-over-year decrease in our Tegra Processor business was largely due to higher sales volume of Tegra 3 for smartphone and tablet devices in the prior year, compared with current volumes of Tegra 4. Revenue from Tegra processors for automobiles also grew year over year. Revenue associated with game consoles and embedded devices decreased year over year.

License revenue from our patent license agreement with Intel was flat at $66 million.

Gross Margin

GAAP gross margin for the fourth quarter of 2014 was 54.1 percent, down sequentially 130 basis points and up year over year 120 basis points. Non-GAAP gross margin for the fourth quarter of 2014 was 53.8 percent, down 190 basis points sequentially and up 60 basis points year over year.

GAAP gross margins declined sequentially as a result of lower volumes of Quadro workstations and Tesla high performance computing as a percentage of our revenue and higher volumes of Tegra Processor. Our gross margins continue to reflect the growth in volumes and stable average selling prices of our higher-margin GeForce GTX GPUs.

Expenses and Other

GAAP operating expenses for the fourth quarter of 2014 were $452 million, up from the prior quarter’s $443 million and prior year’s $402 million. Non-GAAP operating expenses were $408 million, up from the prior quarter’s $405 million and prior year’s $360 million.

The increase in operating expenses over the prior quarter was largely due to compensation increases that were effective in the middle of last quarter. Operating expenses grew year over year due to employee increases and employee-related costs. The increase in employees was in support of our key initiatives.

GAAP income tax expense for the quarter was $22 million, or an effective tax rate of 13.0 percent. Non-GAAP income tax expense was $24 million, or an effective tax rate of 11.3 percent.

Fiscal Year 2014 Summary

GAAP Annual Financial Comparison
(in millions, except earnings per share)	FY14	FY13	Y/Y
Revenue	$4,130	$4,280	down 4%
Gross margin	54.9%	52.0%	up 290 bps
Operating expenses	$1,772	$1,578	up 12%
Net income	$440	$563	down 22%
Earnings per share	$0.74	$0.90	down 18%

Non-GAAP Annual Financial Comparison
(in millions, except earnings per share)	FY14	FY13	Y/Y
Revenue	$4,130	$4,280	down 4%
Gross margin	55.1%	52.3%	up 280 bps
Operating expenses	$1,610	$1,396	up 15%
Net income	$588	$728	down 19%
Earnings per share	$0.99	$1.17	down 15%

Revenue

GAAP Annual Revenue Comparison
(in millions)	FY14	FY13	Y/Y
GPU	$3,468	$3,252	up 7%
Tegra Processor	398	764	down 48%
Other	264	264	flat
Total	$4,130	$4,280	down 4%

Revenue for fiscal 2014 was led by strength in our high-end GeForce GPUs, Quadro workstation, Tesla high-performance computing, and our Tegra automotive products. These growth areas were offset by decline in the market for desktop PCs and notebooks, which drove lower volumes of our mainstream GPUs. The transition from our Tegra 3 generation to our Tegra 4 generation of products also contributed to the decline.

The GPU business grew $216 million over the prior fiscal year, fueled by growth in our professional workstation and high performance computing products as well as our GeForce GPUs. The overall PC market decline in 2014 contributed to lower volumes of our mainstream category of GPUs for desktops and notebooks.

The Tegra Processor business decreased by $366 million due to decreases in our Tegra 3 line of smartphones and Android and Surface tablets. These declines were partially offset by strength of our growing line of products for Tegra 4 smartphones, tablets, and other devices as well as infotainment systems for automobiles.

Other includes our cross license agreement with Intel.

Gross Margin

We had record gross margins for fiscal 2014, with GAAP gross margin of 54.9 percent. Non-GAAP gross margin was also a record of 55.1 percent. Both GAAP and non-GAAP margins reflected growth in higher-margin GeForce GTX GPUs, professional workstation, and high performance computing GPU products, offset by a deceleration of lower-margin mainstream GPUs and Tegra processors.

Expenses and Other

GAAP operating expenses for fiscal 2014 were $1.77 billion, up $193 million, or 12 percent, from the prior year. Non-GAAP operating expenses were $1.61 billion, up $215 million, or 15 percent, in line with our outlook given at the beginning of the year.

The increase in operating expenses was primarily due to an increase in employees and employee-related expenses. These resource investments were across the company and focused on completion of our Kepler product lines, next-generation GPUs on the Maxwell architecture, the Tegra K1 32-bit and 64-bit product lines, and supporting functions.

GAAP income tax expense for fiscal 2014 was $70 million, an effective tax rate of 13.8 percent. Non-GAAP income tax expense was $91 million in fiscal 2014, or an effective tax rate of 13.4 percent.

Balance Sheet

We completed a $1.5 billion convertible debt offering in the fourth quarter of fiscal 2014. The net proceeds received are expected to be used for the repurchase of common stock, quarterly dividend payments and general corporate purposes. In connection with the offering of the notes, we entered into privately negotiated convertible note hedge and warrant transactions to reduce the potential dilution with respect to our common stock upon conversion of the notes or offset any cash payments required in excess of the principal amount of converted notes, as the case may be, upon any conversion of notes.

We repurchased 2 million shares for $37 million in the fourth quarter and a total of 62 million shares for $887 million for the full fiscal year 2014.

We paid $48 million in cash dividends in the fourth quarter and a total of $181 million for the full fiscal year 2014.

Cash, cash equivalents and marketable securities at the end of the quarter were $4.67 billion, up $1.64 billion over the prior quarter and up $944 million over the prior fiscal year. The sequential and annual increase in cash was primarily related to cash received from our $1.5 billion convertible debt offering, partially offset by cash used for stock repurchases and cash dividends during the fourth quarter and fiscal year 2014.

Accounts receivable at the end of the quarter were $426 million, down from $448 million in the prior quarter, and down from $454 million in the prior year. Accounts receivable decreased in the fourth quarter compared with the prior and year ago quarter primarily due to strong collections of the prior quarter’s ending shipments and linear monthly shipments in the fourth quarter of fiscal 2014. DSO at quarter-end was 34 days, down from 39 days in the prior quarter, and down from 37 days in the fourth quarter of fiscal 2013.

Inventory at the end of the quarter was $388 million, up $8 million from $380 million in the prior quarter, and down $24 million from $412 million in the fourth quarter of fiscal 2013. DSI at quarter-end was 67 days, down from 74 days in the prior quarter, and down from 72 days in the prior year.

Cash flow from operating activities was $401 million in the fourth quarter of fiscal 2014, up $239 million from $162 million in the prior quarter, and down $50 million from $451 million in the fourth quarter of fiscal 2013.  The sequential increase was primarily due to the annual license payment received under a patent licensing agreement with Intel and higher net income. The decrease from the prior year was attributable to lower net income and a lower license payment received under the patent licensing agreement with Intel. Cash flow from operating activities for the full year fiscal 2014 was $835 million.

Free cash flow was $334 million in the fourth quarter and $580 million in fiscal 2014.

Depreciation and amortization expense for the fourth quarter amounted to $55 million. Capital expenditures were $66 million. In fiscal 2014, we leased and occupied an office building within the boundaries of our main Santa Clara campus and it has balanced our workspace needs for our current Santa Clara staff.  Given that this additional space meets our present needs, we have the opportunity to refine our design for a new campus building to optimize for functionality and cost.

Segment Definitions

The GPU business leverages our GPU technology across multiple end markets. It comprises four primary product lines: GeForce® for desktop and notebook PCs; Quadro® for professional workstations; Tesla® for high-performance servers and workstations; and NVIDIA GRID™ for server graphics solutions. It also includes other related products, licenses and revenue supporting the GPU business, such as memory products.

The Tegra Processor business comprises product lines primarily based on our Tegra SOC and modem processor technologies including Tegra for smartphones and tablets (including for Windows RT-based devices); automotive computers, including infotainment and navigation systems; and gaming devices, including SHIELD™ and Tegra Note. It also includes other related products, licenses and revenue supporting the Tegra Processor business - such as Icera® baseband processors and RF transceivers, embedded products, and license and other revenue associated with game consoles.

The Other category includes licensing revenue from our patent cross-license agreement with Intel.

First Quarter Outlook

Our outlook for the first quarter of fiscal 2015 is as follows:

•	Revenue is expected to be $1,050 million, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be approximately 54.2 percent and 54.5 percent, respectively.

•	GAAP operating expenses are expected to be approximately $454 million; non-GAAP operating expenses are expected to be approximately $413 million.

•
GAAP and non-GAAP tax rates for the first quarter and annual fiscal 2015 are both expected to be 20 percent, plus or minus one percent. If the U.S. R&D tax credit is renewed, the tax rate is expected to be 16 percent.

•	Capital expenditures are expected to be approximately $45 million for the first quarter of fiscal 2015.

______________

For further information, contact:

Chris Evenden	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
cevenden@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP interest and other income/expense, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per share, and free cash flows. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, legal settlements, a credit related to a weak die/packaging material set, acquisition-related costs, a contribution expense, other expenses, a gain on sale of a non-affiliated investment, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: continued growth of the company’s products; the expected use of the company’s convertible debt proceeds; the company’s financial outlook for the first quarter of fiscal 2015; and the company’s tax rate for the first quarter and fiscal 2015 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 27, 2013. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

© 2014 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GeForce GTX, Quadro, Tegra, Tegra Note, Tesla, NVIDIA GRID, Icera, Kepler and SHIELD, are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 26,	October 27,	January 27,	January 26,	January 27,
	2014	2013	2013	2014	2013

GAAP gross profit	$619,242	$584,415	$585,602	$2,267,763	$2,226,343
GAAP gross margin	54.1%	55.4%	52.9%	54.9%	52.0%
Stock-based compensation expense included in cost of revenue (A)	2,777	3,090	2,826	10,688	10,490
Legal settlement	1,450	—	—	3,740	—
Credit from a weak die/packaging material set (B)	(7,782)	—	—	(7,782)	—
Non-GAAP gross profit	$615,687	$587,505	$588,428	$2,274,409	$2,236,833
Non-GAAP gross margin	53.8%	55.7%	53.2%	55.1%	52.3%

GAAP operating expenses	$452,318	$443,427	$402,029	$1,771,536	$1,578,104
Stock-based compensation expense included in operating expense (A)	(33,427)	(31,209)	(32,943)	(125,607)	(126,172)
Acquisition-related costs (C)	(9,250)	(4,577)	(8,698)	(31,652)	(36,138)
Contribution expense (D)	—	—	—	—	(20,127)
Other expense (E)	(1,845)	(2,235)	—	(4,080)	—
Non-GAAP operating expenses	$407,796	$405,406	$360,388	$1,610,197	$1,395,667

GAAP interest and other income/expense, net	$1,964	$496	$2,535	$14,027	$13,800
Gain on sale of a non-affiliated investment	(3,074)	—	—	(3,074)	—
Interest expense related to amortization of debt discount	4,600	—	—	4,600	—
Non-GAAP interest and other income/expense, net	$3,490	$496	$2,535	$15,553	$13,800

GAAP net income	$146,917	$118,734	$173,973	$439,990	$562,536
Total pre-tax impact of non-GAAP adjustments	42,493	41,111	44,467	169,511	192,927
Income tax impact of non-GAAP adjustments	(1,924)	(6,055)	(3,507)	(21,094)	(27,090)
Non-GAAP net income	$187,486	$153,790	$214,933	$588,407	$728,373

Diluted net income per share
GAAP	$0.25	$0.20	$0.28	$0.74	$0.90
Non-GAAP	$0.32	$0.26	$0.35	$0.99	$1.17

Shares used in diluted net income per share computation	577,356	588,752	622,018	594,517	624,957

Metrics:
GAAP net cash flow provided by operating activities	$400,712	$162,315	$451,009	$835,146	$824,172
Purchase of property and equipment and intangible assets	(66,374)	(38,159)	(47,758)	(255,186)	(183,309)
Free cash flow	$334,338	$124,156	$403,251	$579,960	$640,863

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Twelve Months Ended
	January 26,	October 27,	January 27,	January 26,	January 27,
	2014	2013	2013	2014	2013
Cost of revenue	$2,777	$3,090	$2,826	$10,688	$10,490
Research and development	$21,548	$20,902	$22,009	$82,940	$82,157
Sales, general and administrative	$11,879	$10,307	$10,934	$42,667	$44,015

(B) Release of the remaining warranty reserve related to a weak die/packaging material set, as of January 26, 2014.

(C) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(D) Net present value of a $25 million charitable contribution pledged on June 12, 2012 to Stanford Hospital and Clinic, payable over ten years.

(E) Includes intangible asset write-off, restructuring charge, and legal settlement costs, net of credits.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2015 Outlook
GAAP gross margin	54.2%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	54.5%

Q1 FY2015 Outlook
(In millions)

GAAP operating expenses	$ 454
Stock-based compensation expense and acquisition-related costs	(41)
Non-GAAP operating expenses	$ 413